AMENDED AND RESTATED MANAGEMENT AGREEMENT
                   LEGG MASON LIMITED DURATION BOND PORTFOLIO


     WHEREAS, the parties entered into a management agreement dated October 21, 1988; and

     WHEREAS, the parties have amended their agreement in the following respects only;

     The name of the Corporation is changed from Legg Mason US Government Intermediate-Term Portfolio to the Legg Mason Limited Duration Bond Portfolio; and the compensation for the services performed and the facilities furnished and expenses assumed by the Manager, as set forth in paragraph 7 is changed from 0.55% annually to 0.45% annually.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the Agreement is hereby amended and restated as follows effective August 31, 2004:

     This MANAGEMENT AGREEMENT ("Agreement"), originally made this 21st day of October, 1988 and amended and restated this 31st, day of August, 2004 by and between Legg Mason Income Trust Inc. (the "Corporation"), a Maryland corporation, on behalf of the Legg Mason Limited Duration Bond Portfolio ("Fund"), formerly the Legg Mason US Government Intermediate-Term Portfolio, and Legg Mason Fund Adviser, Inc. (the "Manager"), a Maryland corporation having its principal place of business at 111 South Calvert Street, Baltimore, Maryland 21202.

     WHEREAS, the Corporation is registered with the Securities and Exchange Commission as a series type, open-end diversified investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered shares of its common stock for sale to the public under the Securities Act of 1933; and

     WHEREAS, the Corporation wishes to retain the Manager to provide investment advisory, management, and administrative services to the Fund; and

     WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

     1. The Corporation hereby appoints Legg Mason Fund Adviser, Inc. as Manager of the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. The Fund shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish

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the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

     3. (a) Subject to the supervision of the Corporation's Board of Directors, the Manager shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies, and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. The Manager shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Corporation's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. The Manager will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Manager will attempt to obtain the best net price and the most favorable execution of its orders; however, the Manager may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and the Manager may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. In no instance will portfolio securities be purchased from or sold to the Manager or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Corporation's Board of Directors.

     (b) The Manager will oversee the maintenance of all books and records with respect to the securities transactions of the Fund and the Fund's books of account in accordance with all applicable federal and state laws and regulations, and will furnish the Board of Directors of the Corporation with such periodic and special reports as the Board reasonably may request.

     (c) The Fund authorizes the Manager and any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation by such entity or person for such transactions in accordance with Rule 11a2-2(T)
(a) (2) (iv).

     4. The Manager may enter into a contract ("Investment Advisory Agreement") with an investment adviser in which the Manager delegates to such investment adviser any or all its duties specified in Paragraph 3 hereunder, provided that such Investment Advisory Agreement imposes on the investment adviser bound thereby all duties and conditions to which the Manager is subject hereunder, and further provided that such Investment Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

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

     5. (a) The Manager, at its expense, shall supply the Board of Directors and officers of the Corporation with all statistical information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operations of the Fund.

     (b) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all books and records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund or its agents any such records upon the Fund's request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

     (c) Other than as herein specifically indicated, the Manager shall not be responsible for the Fund's expenses. Specifically, the Manager will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Manager hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: legal expenses; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; fees of custodians, transfer agents, registrars or other agents; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state law and maintaining such registrations and qualifications; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices and dividends to Fund shareholders' and other meetings of the Fund; traveling expenses of officers, directors and employees of the Corporation, if any; expenses of officers, directors and employees of the Corporation, if any; expenses for fidelity bonds and other insurance covering the Corporation and its officers and directors; distribution expenses; costs of indemnification and any extraordinary expenses.

     (d) The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Corporation, to serve in the capacities in which they are elected, and shall bear their salary or other compensation and expenses, if any.

     6. No director, officer or employee of the Corporation shall receive from the Corporation any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Manager or any affiliated company of the Manager.

     7. As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including services of any sub-advisers or agents retained by the Manager, the Fund shall pay the Manager monthly, as promptly as possible after the last day of each month, a fee, calculated daily, of 0.45% annually of the average daily net assets of the Fund. If this Agreement

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is terminated as of any date not the last day of the month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be calculated upon that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Corporation's Board of Directors. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants, which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

     8. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties hereunder.

     9. Nothing in this Agreement shall limit or restrict the rights of any director, officer, or employee of the Manager who may also be a director, officer, or employee of the Corporation, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

     10. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Corporation; and the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by
Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

     11. This Agreement will become effective October 21, 1988, provided that it shall have been approved by the Corporation's Board of Directors and, unless sooner terminated as provided for herein, shall continue in effect until June 19, 1989. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Corporation's Board of Directors or (ii) by a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Corporation's Directors who are not interested persons (as defined in the 1940 Act) of the Corporation or of the Manager, by vote cast in person at a meeting called for the purpose of voting such approval. This Agreement is terminable without penalty, by vote of the Corporation's Board of Directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund or by the Manager, on not less than 60 days' notice to the other party and may be terminated immediately upon the

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

mutual written consent of the Manager and the Fund. Termination of this Agreement with respect to the Fund shall in no way affect continued performance with regard to any other portfolio of the Corporation. This Agreement will automatically and immediately terminate in the event of its assignment.

     12. In the event this Agreement is terminated by either party or upon written notice from the Manager at any time, the Fund hereby agrees that it will eliminate from its corporate name any reference to the name of "Legg Mason." The Fund shall have the non-exclusive use of the name "Legg Mason" in whole or in part so long as this Agreement is effective or until such notice is given.

     13. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

     14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Management Agreement to be executed by their officers thereunto duly authorized.

Attest:                             LEGG MASON INCOME TRUST, INC.

By:                                 By: /s/ Marie K. Karpinski
   ------------------------             ------------------------------
                                            Marie K. Karpinski
                                            Vice President and Treasurer


Attest:                             LEGG MASON FUND ADVISER, INC.

By:                                 By: /s/ Mark R. Fetting
   ------------------------             ------------------------------
                                            Mark R. Fetting
                                            President


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